Exhibit 99.1

ANTERO RESOURCES COMMENCES TENDER OFFERS FOR ITS 2021, 2022 AND 2023 NOTES

DENVER, COLORADO, August 11, 2020 /PRNewswire/ -- ANTERO RESOURCES CORPORATION (NYSE: AR) (“Antero” or the “Company”) announced today that it has commenced cash tender offers (the “Offers”) to purchase (i) any and all of the Company’s outstanding 5.375% Senior Notes due 2021 (such notes, the “Any and All Notes” and, such offer, the “Any and All Offer”) and (ii) up to the Dutch Auction Cap (as defined below) of the Company’s outstanding 5.125% Senior Notes due 2022 the (“2022 Notes”) and the Company’s 5.625% Senior Notes due 2023 (the “2023 Notes” and, together with the 2022 Notes, the “Dutch Auction Notes” and, such offers, the “Dutch Auction Offers” and, the Dutch Auction Notes together with the Any and All Notes, the “Notes”), in each case, on the terms and subject to the conditions set forth in the Offer to Purchase, dated the date hereof (as it may be amended or supplemented from time to time, the “Offer to Purchase”). The Dutch Auction Cap will be a principal amount of 2022 Notes and/or 2023 Notes that could be purchased with a maximum purchase price, excluding accrued interest, equal to $525,000,000 less the aggregate amount paid by the Company to purchase the Any and All Notes (other than accrued interest) in the Any and All Offer, but in no event more than $250,000,000 (such amount, the “Dutch Auction Cap”). The Any and All Offer is scheduled to expire at 5:00 p.m., New York City time, on Monday, August 17, 2020, unless extended (such time and date, as the same may be extended, the “Any and All Expiration Date”). The Dutch Auction Offers are scheduled to expire at 11:59 p.m., New York City time, on Tuesday, September 8, 2020, unless extended (such time and date, as the same may be extended, the “Dutch Auction Expiration Date”). Information relating to the Notes and the Offers is set forth in the table below.

Title of Notes	CUSIP Numbers / ISIN(1)	Outstanding Principal Amount(2)	Total Consideration (Bid Price Range)(3)
Any and All Notes:
5.375% Senior Notes due 2021	03674P AL7 / US03674PAL76	$500,202,000	$980.00
Dutch Auction Notes:
5.125% Senior Notes due 2022	03674X AC0 / US03674XAC02	$756,030,000	$800.00 – 860.00
5.625% Senior Notes due 2023	03674X AF3 / US03674XAF33	$705,641,000	$720.00 – 780.00

(1)	No representation is made as to the correctness or accuracy of the CUSIP numbers or ISIN listed in this release or printed on the Notes. They are provided solely for the convenience of holders.

(2)	As of the date of this release.

(3)	Per $1,000 principal amount of Notes accepted for purchase, including the Dutch Auction Early Tender Payment of $30.00 for the Dutch Auction Notes. Holders whose Dutch Auction Notes are validly tendered in the Dutch Auction Offers after the Dutch Auction Early Tender Deadline (as defined below) but by the Dutch Auction Expiration Date (and not validly withdrawn) and accepted for purchase in the Dutch Auction Offers will receive the Dutch Auction Offer Consideration (as defined below), which does not include the Dutch Auction Early Tender Payment. There is no early tender payment for the Any and All Notes tendered in the Any and All Offer. Holders will also receive accrued and unpaid interest from the applicable last interest payment date to, but not including, the applicable settlement date with respect to the Notes accepted for purchase.

Holders of Any and All Notes who validly tender (and do not validly withdraw) their Any and All Notes at or prior to 5:00 p.m., New York City time on Monday, August 17, 2020, unless extended, or who comply with the guaranteed delivery procedures in accordance with the instructions described in the Offer to Purchase, will receive total consideration of $980.00 per $1,000 principal amount of Any and All Notes purchased pursuant to the Offers. There will not be an early tender payment for the Any and All Notes.

The total consideration payable for each $1,000 principal amount of Dutch Auction Notes will be determined based on a modified “Dutch Auction” procedure. Holders of Dutch Auction Notes who validly tender (and do not validly withdraw) their Dutch Auction Notes at or prior to 5:00 p.m., New York City time, on Monday, August 24, 2020, unless extended (the “Dutch Auction Early Tender Deadline”), will receive the applicable “Dutch Auction Total Consideration,” including a “Dutch Auction Early Tender Payment” of $30.00 per $1,000 principal amount of Dutch Auction Notes. Holders who validly tender their Dutch Auction Notes after the Dutch Auction Early Tender Deadline will not be eligible to receive the Dutch Auction Early Tender Payment.

As more fully described in the Offer to Purchase, the Dutch Auction Total Consideration for each $1,000 principal amount of the Dutch Auction Notes validly tendered (and not validly withdrawn) at or prior to the Dutch Auction Early Tender Deadline and accepted for purchase will be equal to the sum of: (1) the “Base Price” for the Dutch Auction Notes, which is also equal to the minimum “bid price,” and (2) the “Clearing Premium,” which will be determined pursuant to a modified “Dutch Auction” by consideration of the “bid price” specified by each holder that tenders Dutch Auction Notes prior to the Dutch Auction Early Tender Deadline pursuant to the Offers. The bid premiums of Dutch Auction Notes validly tendered after the Dutch Auction Early Tender Deadline will not be used in determining the Clearing Premium. The bid price for tendered Dutch Auction Notes represents the minimum consideration a holder is willing to receive for those Dutch Auction Notes and must fall within the acceptable bid price range specified in the table above and be in increments of $5.00.

The total consideration for each $1,000 principal amount of the Dutch Auction Notes validly tendered (and not validly withdrawn) after the Dutch Auction Early Tender Deadline and at or prior to the Dutch Auction Expiration Date and accepted for purchase will consist of the Dutch Auction Total Consideration less the Dutch Auction Early Tender Payment (the “Dutch Auction Offer Consideration”).

As more fully described in the Offer to Purchase, the Clearing Premium for the Dutch Auction Offers will be the lowest single bid premium (the amount by which bid price exceeds the Base Price) at which the Company will be able to purchase Dutch Auction Notes in an aggregate principal amount equal to the Dutch Auction Cap. If the aggregate amount of Dutch Auction Notes validly tendered (and not validly withdrawn) at or below the Clearing Premium would cause the Company to purchase more than the Dutch Auction Cap for the Dutch Auction Offers, then holders of Dutch Auction Notes tendered at the Clearing Premium will be subject to proration as described in the Offer to Purchase.

In addition, the Company will pay accrued and unpaid interest on all Notes tendered and accepted for payment in the Offers from the last interest payment date to, but not including, the applicable settlement date.

Tendered Any and All Notes may be validly withdrawn at any time by the Any and All Expiration Date, but not thereafter unless otherwise required by applicable law. Tendered Dutch Auction Notes may be validly withdrawn at any time prior to 5:00 p.m., New York City time, on Monday, August 24, 2020, unless extended (the “Dutch Auction Withdrawal Deadline”), but not thereafter unless otherwise required by applicable law.

The Company reserves the right, in its sole discretion, to increase the Dutch Auction Cap for the Dutch Auction Notes. If the Company increases the Dutch Action Cap, it does not currently intend to extend the Dutch Auction Withdrawal Deadline or otherwise reinstate withdrawal rights, subject to applicable law.

Consummation of the Offers is subject to the satisfaction or waiver of certain conditions, which are more fully described in the Offer to Purchase. If any of the conditions are not satisfied, the Company may terminate the Offers and return tendered Notes. The Company has the right to waive any conditions with respect to the Notes and to consummate the Offers. In addition, the Company has the right, in its sole discretion, to terminate the Offers at any time, subject to applicable law. The Company has the right, in its sole discretion, to amend, extend or terminate an Offer without amending, extending or terminating any other Offer.

Additional Information

The dealer manager for the Offers is J.P. Morgan Securities LLC and the co-dealer managers for the Offers are BMO Capital Markets Corp. and Citigroup Global Markets Inc. Any questions regarding the terms of the Offers should be directed to J.P. Morgan at (toll-free) (866) 834-2045 or (collect) (866) 834-2045. The depositary and information agent is IPREO LLC. Any questions regarding procedures for tendering Notes or requests for copies of the Offer to Purchase, the Letter of Transmittal or the Notice of Guaranteed Delivery should be directed to the information agent for the Offers, IPREO LLC, at (888) 593-9546 (toll-free), (212) 849-3880 (all others) or ipreo-tenderoffer@ihsmarkit.com. Copies of such documents are also available at the following web address: https://www.debtdomain.com/public/antero/index.html.

This press release is for informational purposes only. This press release is not an offer to purchase or a solicitation of an offer to purchase with respect to any Notes or any other securities. The Offers are being made pursuant to an Offer to Purchase, a related Letter of Transmittal and a related Notice of Guaranteed Delivery, each dated the date hereof, which set forth the complete terms and conditions of the Offers. The Offers are not being made to holders of Notes in any jurisdiction in which the making or acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction. In any jurisdiction in which the securities laws or blue sky laws require the Offers to be made by a licensed broker or dealer, the Offers will be deemed to be made on behalf of the Company by the Dealer Managers, or one or more registered brokers or dealers that are licensed under the laws of such jurisdiction. None of the Company, the Dealer Managers, the Depositary or the Information Agent makes any recommendation as to whether holders should tender or refrain from tendering their Notes. Holders must make their own decision as to whether to tender or refrain from tendering any or all of such Holder’s Notes and, how much they should tender or, in the case of the Dutch Auction Offers, at what bid price any Dutch Auction Notes should be tendered.

Antero is an independent natural gas and oil company engaged in the acquisition, development and production of unconventional liquids-rich natural gas properties located in the Appalachian Basin.

This release includes “forward-looking statements.” Such forward-looking statements are subject to a number of risks and uncertainties, many of which are not under Antero’s control. All statements, except for statements of historical fact, made in this release regarding activities, events or developments Antero expects, believes or anticipates will or may occur in the future, such as Antero’s ability to successfully consummate the Offers and the terms thereof, are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All forward-looking statements speak only as of the date of this release. Although Antero believes that the plans, intentions and expectations reflected in or suggested by the forward-looking statements are reasonable, there is no assurance that these plans, intentions or expectations will be achieved. Therefore, actual outcomes and results could materially differ from what is expressed, implied or forecast in such statements. Except as required by law, Antero expressly disclaims any obligation to and does not intend to publicly update or revise any forward-looking statements.

Antero cautions you that these forward-looking statements are subject to all of the risks and uncertainties incident to the exploration for and development, production, gathering and sale of natural gas, NGLs and oil, most of which are difficult to predict and many of which are beyond Antero’s control. These risks include, but are not limited to, commodity price volatility, inflation, lack of availability of drilling and production equipment and services, environmental risks, drilling and other operating risks, regulatory changes, the uncertainty inherent in estimating natural gas and oil reserves and in projecting future rates of production, cash flow and access to capital, the timing of development expenditures, impacts of world health events, including the COVID-19 pandemic, potential shut-ins of production due to lack of downstream demand or storage capacity, and the other risks described under the heading "Item 1A. Risk Factors" in Antero’s Annual Report on Form 10-K for the year ended December 31, 2019 and in its subsequent Quarterly Reports on Form 10-Q.

For more information, contact Michael Kennedy – SVP–Finance, at (303) 357-6782 or mkennedy@anteroresources.com.

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